As filed with the Securities and Exchange Commission on April 30, 2009.
                            Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WMS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2814522 (I.R.S. Employer Identification No.)

800 South Northpoint Boulevard, Waukegan, IL 60085
(Address, including zip code, of registrant’s principal executive offices)

__________________________

WMS INDUSTRIES INC.
EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)
__________________________

Kathleen J. McJohn, Esq.
Vice President, General Counsel,
and Secretary
WMS Industries Inc.
800 South Northpoint Boulevard
Waukegan, Illinois 60085
(847) 785-3000
(Name and address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Jeffrey N. Siegel, Esq.
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY  10174
(212) 885-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   ☒                                                                                                                    Accelerated filer     ☐
Non-accelerated filer     ☐ (Do not check if a smaller reporting company)                                    Smaller reporting company     ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee (1)
Common Stock, par value $.50	500,000 shares (1)	$31.45(2)	$15,725,000	$877.46

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the antidilution provisions of the WMS Industries Employee Stock Purchase Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)
Estimated solely for purposes of computing the amount of the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the reported average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on April 28, 2009, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified by Part I of Form S-8 will be sent or given to participants in the Registrant’s Employee Stock Purchase Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), by the Registrant and, except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, are incorporated herein by reference and made a part hereof:

(a) Annual Report on Form 10-K for the fiscal year ended June 30, 2008;

(b) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2008, December 31, 2008 and March 31, 2009;

(c) Current Reports on Form 8-K filed on July 3, 2008, August 8, 2008, September 24, 2008, October 30, 2008, February 4, 2008, and April 27, 2009; and

(d) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 1-8300) filed on January 21, 1982 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed to update such description

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s authority to indemnify its officers and directors is governed by the provisions of Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), by the Amended and Restated Bylaws of the Registrant, as amended (the “Bylaws”), by the Restated Certificate of Incorporation, as amended, of the Registrant (the “Certificate of Incorporation”) and by indemnity agreements entered into with directors and officers (the “Indemnity Agreements”).  The following description is intended as a summary only and is qualified in its entirety by reference to the complete text of the foregoing sections of the DGCL, as well as the Bylaws, Certificate of Incorporation and Indemnity Agreements.

Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action, suit or proceeding by or in the right of such corporation described below) by reason of the fact that such person:

•	is or was a director, officer, employee or agent of such corporation; or

•	is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise.

A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person:

•	acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor due to the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation.  However, a corporation may not indemnify such person in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses the Court of Chancery or such other court deems proper.

Section 145(c) of the DGCL further provides that, to the extent that an officer or director of a Delaware corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter related to such action, suit or proceeding, the corporation must indemnify such person against the expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such defense.

Pursuant to Section 145(e), a Delaware corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending any such action, suit or proceeding, provided that the officer or director undertakes to repay such amount if it is ultimately determined that such person is not entitled to the corporation’s indemnification.

The indemnification and advancement of expenses provided by Section 145 of the DGCL is not exclusive of any other rights to which a person may be entitled under any corporation’s bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Furthermore, Section 145(g) of the DGCL authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may include in its certificate of incorporation a provision eliminating or limiting personal liability of its directors to the corporation or its stockholders for monetary damages for breach of a director’s fiduciary duty.  However, no such provision may eliminate or limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of a dividend or unlawful stock purchase or redemption as set forth in Section 174 of the DGCL; or (iv) any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation and Bylaws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all liabilities, losses and expenses, and (ii) advance expenses related thereto to any and all said persons, provided such person has provided an undertaking to repay all such advanced amounts if it is determined such person is not entitled to indemnification.  The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons.  In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the registrant to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

Each Indemnity Agreement provides for the Registrant to indemnify the applicable officer or director, to the fullest extent permitted by the laws of the State of Delaware, and obligate the Registrant to provide the maximum protection allowed under Delaware law.

The Registrant has purchased directors, officers and corporate liability insurance policies.  The policies cover up to an annual aggregate amount of $70 million for losses of directors and officers of the Registrant arising from claims made against the directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the Registrant.  All $70 million is available for claims for which indemnity is not available as described in this Item 6.  $50 million is available under the policies to cover losses of the Registrant for class action securities claims made against the Registrant and for the amount of any indemnification paid to directors and officers, in each case up to the aggregate limit of $50 million.  The policy covers securities derivative claims and claims without indemnification for up to $70 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.               Description

4.1
Amended and Restated Certificate of Incorporation of the Registrant dated February 17, 1987; Certificate of Amendment dated January 28, 1993; and Certificate of Correction dated May 4, 1994, all incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1994.

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on February 25, 1998, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

4.3	Amended and Restated By-Laws of the Registrant through May 7, 2007, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 10, 2007.

5	Opinion of Blank Rome, LLP, Counsel of the Registrant.

23.1	Consent of Blank Rome, LLP (contained in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (contained on the signature page hereof).

Item 9.  Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” talk in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports field with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois on this 30th day of April, 2009.

WMS INDUSTRIES INC.

By:   /s/ Brian R. Gamache
Brian R. Gamache, Chairman and
       Chief Executive Officer
Power of Attorney

Each person whose signature to this Registration Statement appears below hereby appoints Brian R. Gamache and Kathleen J. McJohn, and each of them acting singly, as his or her attorney-in-fact, to sign on his or her behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Brian R. Gamache	April 30, 2009	Chairman and Chief Executive Officer (Principal Executive Officer)
Brian R. Gamache
/s/ Scott D. Schweinfurth	April 30, 2009	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)
Scott D. Schweinfurth

/s/ John P. McNicholas, Jr. John P. McNicholas, Jr.	April 30, 2009	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ Harold H. Bach, Jr.	April 30, 2009	Director
Harold H. Bach, Jr.
/s/ Robert J. Bahash	April 30, 2009	Director
Robert J. Bahash
/s/ Patricia M. Nazemetz	April 30, 2009	Director
Patricia M. Nazemetz
/s/ Louis J. Nicastro	April 30, 2009	Founding Director
Louis J. Nicastro
/s/ Neil D. Nicastro	April 30, 2009	Director
Neil D. Nicastro
/s/ Edward W. Rabin, Jr.	April 30, 2009	Lead Director
Edward W. Rabin, Jr.
/s/ Ira Sheinfeld	April 30, 2009	Director
Ira Sheinfeld
/s/ Bobby L. Siller	April 30, 2009	Director
Bobby L. Siller
/s/ William J. Vareschi, Jr.	April 30, 2009	Director
William J. Vareschi, Jr.

EXHIBIT INDEX

Exhibit
Number                 Description

4.1
Restated Certificate of Incorporation of the Registrant dated February 17, 1987; Certificate of Amendment dated January 28, 1993; and Certificate of Correction dated May 4, 1994, all incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1994.

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on February 25, 1998, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

4.3	By-Laws of the Registrant, as amended and restated March 10, 2004, incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

5	Opinion of Blank Rome, LLP, Counsel of the Registrant.

23.1	Consent of Blank Rome, LLP (contained in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (contained on the signature page hereof).